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                                                                    EXHIBIT 99.1

                               PLAN OF ARRANGEMENT
                                UNDER SECTION 182
                   OF THE BUSINESS CORPORATIONS ACT (ONTARIO)


                                    ARTICLE 1
                                 INTERPRETATION

1.1  DEFINITIONS

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

     "AFFILIATE" has the meaning ascribed thereto in the OBCA.

     "ARRANGEMENT" means an arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement and subject to any amendments or variations thereto made in accordance with the Combination Agreement, this Plan of Arrangement or made at the direction of the Court in the Final Order.

     "ARRANGEMENT RESOLUTION" means the special resolution of the Company Shareholders, to be substantially in the form and content of Exhibit B to the Combination Agreement.

     "ARTICLES OF ARRANGEMENT" means the articles of arrangement of Company in respect of the Arrangement that are required by the OBCA to be sent to the Director after the Final Order is made.

     "BUSINESS DAY" means any day on which commercial banks are open for business in Toronto, Ontario and Chicago, Illinois other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under applicable laws or in Chicago, Illinois under applicable laws.

     "CANADIAN RESIDENT" means a resident of Canada for purposes of the ITA.

     "CERTIFICATE" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 183(2) of the OBCA after the Articles of Arrangement have been filed.

     "CHANGE IN LAW EXCHANGE DATE" has the meaning ascribed thereto in section 5.3(2).

     "COMBINATION AGREEMENT" means the combination agreement dated as of March 12, 2002 by and between Parent and Company, as further amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement.

     "COMPANY" means Delano Technology Corporation, a corporation existing under the laws of Ontario.

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     "COMPANY CIRCULAR" means the notice of the Company Meeting and accompanying management information circular, including all appendices thereto, to be sent to Company Shareholders in connection with the Company Meeting.

     "COMPANY COMMON SHARES" means the outstanding common shares in the capital of Company.

     "COMPANY MEETING" means the special meeting of Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider and vote upon the Arrangement.

     "COMPANY MEETING DATE" means the date of the Company Meeting.

     "COMPANY OPTIONS" means the Company Common Share purchase options granted under the Company Stock Option Plans.

     "COMPANY SHAREHOLDERS" means holders of Company Common Shares.

     "COMPANY STOCK OPTION PLANS" means the Company Employee Stock Purchase Plans adopted by Company board of directors on January 25, 1999 and also the Company Employee Stock Option Plan adopted by Company board of directors on March 5, 1999 as amended and restated on July 20, 2000.

     "COMPANY WARRANTS" means the share purchase warrants to purchase a total of 36,723 Company Common Shares.

     "COURT" means the ONTARIO SUPERIOR COURT OF JUSTICE.

     "CURRENT MARKET PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

     "DEPOSITARY" means [- ] at its offices set out in the Letter of Transmittal and Election Form.

     "DIRECTOR" means the Director appointed pursuant to section 278 of the OBCA.

     "DISSENT RIGHTS" has the meaning ascribed thereto in section 3.1.

     "DISSENTING SHAREHOLDER" means a holder of Company Common Shares who dissents in respect of the Arrangement in accordance with the Dissent Rights.

     "DIVIDEND AMOUNT" means an amount equal to the full amount of all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase of such share by Parent from such holder.

     "EFFECTIVE DATE" means the date shown on the Certificate.

     "EFFECTIVE TIME" means 12:01 a.m. (Toronto time) on the Effective Date.

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     "ELECTION DEADLINE" means 4:00 p.m. (Toronto time) at the place of deposit on the date which is two Business Days prior to the Company Meeting Date.

     "EXCHANGE RATIO" means, subject to adjustment, if any, as provided herein, 1.187.

     "EXCHANGEABLE ELECTED SHARE" means any Company Common Share in respect of which a Company Common Shareholder shall have validly elected, in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election Deadline, to exchange for Exchangeable Shares (and certain ancillary rights) provided however that in order for any such election to be valid only Company Common Shareholders who are either, (1) Canadian Residents not exempt from tax under Part I of the ITA holding Company Common Shares on their own behalf or (2) Persons who hold Company Common Shares on behalf of one or more Canadian Residents not exempt from tax under Part I of the ITA shall be entitled to elect to receive Exchangeable Shares and any election by any other Company Common Shareholder shall be invalid.

     "EXCHANGEABLE SHARES" means the non-voting exchangeable shares in the capital of the Company, having the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions.

     "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be as set out in Appendix 1.

     "EXCHANGEABLE SHARE SUPPORT AGREEMENT" means an agreement made among Parent and Company substantially in the form and content of Exhibit D to the Combination Agreement, as amended pursuant to the terms of the Exchangeable Share Support Agreement.

     "EXCHANGEABLE SHARE VOTING EVENT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

     "EXEMPT EXCHANGEABLE SHARE VOTING EVENT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

     "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended or varied at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal.

     "GOVERNMENTAL ENTITY" means any court, administrative agency, tribunal, bureau, board, commission, public authority, governmental or regulatory authority, agency, ministry, crown corporation or other law, rule-or regulation-making entity, domestic or foreign, or any quasi-governmental body, self-regulatory organization or stock exchange, including without limitation the TSE or the Nasdaq.

     "HOLDERS" means, (a) when used with reference to any shares, the holders of such shares shown from time to time in the register maintained by or on behalf of the applicable corporation in respect thereof and (b) when used with reference to Company Options, the holders thereof from time to time.

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     "INTERIM ORDER" means the interim order of the Court, as the same may be amended, in respect of the Arrangement as contemplated by section 2.3 of the Combination Agreement.

     "ITA" means the INCOME TAX ACT (Canada), as amended.

     "LETTER OF TRANSMITTAL AND ELECTION FORM" means the letter of transmittal and election form for use by Company Shareholders in the form accompanying the Company Circular.

     "LIQUIDATION AMOUNT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

     "LIQUIDATION CALL PURCHASE PRICE" has the meaning ascribed thereto in section 5.1(1).

     "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in section
     5.1(1).

     "LIQUIDATION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

     "NASDAQ" means the Nasdaq National Market or its successor.

     "OBCA" means the BUSINESS CORPORATIONS ACT (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Date.

     "PARENT" means divine, Inc. a corporation existing under the laws of Delaware.

     "PARENT CALL RIGHT" has the meaning ascribed thereto in section 5.3(1).

     "PARENT CALL PURCHASE PRICE" has the meaning ascribed thereto in section 5.3(1).

     "PARENT COMMON SHARES" means the shares of common stock in the capital of Parent and any other securities into which such shares may be changed, and in the event of any transaction described in section 11.3 of the Exchangeable Share Provisions, the corresponding shares in the capital of Parent Successor.

     "PARENT CONTROL TRANSACTION" has the meaning ascribed thereto in the Exchangeable Share Provisions.

     "PERSON" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     "PLAN OF ARRANGEMENT", "HEREOF", "HEREUNDER" and similar expressions means this Plan of Arrangement, including the appendices hereto and includes any agreement or instrument supplementary or ancillary hereto and any amendments or variations hereto made in accordance herewith or made at the direction of the Court.

     "REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed thereto in section 5.2(1).

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     "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in section 5.2(1).

     "REDEMPTION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

     "REDEMPTION PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

     "REPLACEMENT OPTION" has the meaning ascribed thereto in section 2.2(g).

     "RETRACTION CALL RIGHT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

     "REVISED WARRANT" has the meaning ascribed thereto in section 2.2(h).

     "SPECIAL VOTING SHARE" has the meaning ascribed thereto in the Voting and Exchange Trust Agreement.

     "STAMP TAXES" means all stamp, registration and transfer taxes and duties or their equivalents plus interest and penalties in respect thereof in all jurisdictions where such taxes and duties are payable as a result of any of the transactions contemplated by this Plan of Arrangement.

     "TRANSFER AGENT" means [- ] or such other person as may from time to time be appointed by Company as the registrar and transfer agent for the Exchangeable Shares.

     "TRUSTEE" means the trustee chosen by Parent, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement.

     "TSE" means The Toronto Stock Exchange or its successors.

     "VOTING AND EXCHANGE TRUST AGREEMENT" means an agreement made among Parent, Company and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Exhibit E to the Combination Agreement, as amended pursuant to the terms of the Voting and Exchange Trust Agreement.

1.2  SECTIONS AND HEADINGS

The division of this Plan of Arrangement into articles and sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an article, a section or an exhibit refers to the specified article or section of or exhibit to this Plan of Arrangement.

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1.3  NUMBER, GENDER AND PERSONS

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and VICE VERSA and words importing any gender include all genders.

1.4  DATE FOR ANY ACTION

In the event that any date on which any action is required to be taken hereunder by any Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

                                    ARTICLE 2
                                   ARRANGEMENT

2.1  BINDING EFFECT

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Company and Parent, (ii) all holders and all beneficial owners of Company Common Shares, Company Options and Replacement Options, (iii) all holders and all beneficial owners of Exchangeable Shares from time to time; and (iv) all holders and beneficial owners of Parent Common Shares received in exchange for Company Common Shares or Exchangeable Shares or on exercise of Replacement Options.

2.2  ARRANGEMENT

Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order (except that the exchange of shares pursuant to section 2.2(c), and the entering into of the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement pursuant to section 2.2(f) shall occur and shall be deemed to occur simultaneously) without any further act or formality:

     (a)  each Company Common Share other than,

          (i)   Company Common Shares held by Parent or any Affiliate thereof;

          (ii)  Exchangeable Elected Shares; and

          (iii) Company Common Shares of Dissenting Shareholders described in section 3.1(a) (which shall be cancelled as of the Effective
                Time),

          shall be transferred by the holder thereof to Parent, without any further act or formality and free and clear of all liens, claims and encumbrances, in exchange for a number of Parent Common Shares equal to the Exchange Ratio;

     (b)  Company shall reorganize its share capital, by

          (i) creating as a class of shares in the capital of Company an unlimited number of Exchangeable Shares;

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          (ii)  eliminating as a class of shares in the capital of Company the
                Class "A" Preferred Shares, Class "B" Preferred Shares and Class "C" Preferred Shares, none of which are outstanding, so that, immediately thereafter, the authorized share capital of Company shall consist of an unlimited number of Exchangeable Shares and an unlimited number of Company Common Shares;

     (c) each Exchangeable Elected Share will be exchanged without any further act or formality and free and clear of all liens, claims and encumbrances, for a number of Exchangeable Shares equal to the Exchange Ratio;

     (d) the names of the holders of the Company Common Shares that are transferred to Parent or exchanged for Exchangeable Shares pursuant to sections 2.2(a) or (c), as the case may be, shall be removed from the applicable register of holders of Company Common Shares and added to the applicable register of holders of Parent Common Shares or Exchangeable Shares (respectively), and Parent shall be recorded as the registered holder of the Company Common Shares so transferred under section 2.2(a) and shall be deemed to be the legal and beneficial owner thereof;

     (e)  the stated capital accounts of Company shall be adjusted as follows:

          (i) there shall be deducted from the stated capital account of Company maintained for the Company Common Shares an amount obtained by multiplying the stated capital of all of the Company Common Shares by the number of Company Common Shares transferred to Company pursuant to section 3.1(a) and dividing that product by the total number of Company Common Shares outstanding immediately before the transfer in section 3.1(a);

          (ii) there shall be deducted from the stated capital account of Company maintained for the Company Common Shares an amount obtained by multiplying the stated capital of all of the Company Common Shares immediately following the deduction in section 2.2(e)(i) by the number of Exchangeable Elected Shares and dividing that product by the total number of Company Common Shares outstanding immediately before the exchange in section 2.2(c);

          (iii) there shall be added to the stated capital account of Company maintained for the Exchangeable Shares an amount equal to the amount deducted pursuant to section 2.2(e)(ii) from the stated capital account maintained for the Company Common Shares;

     (f) coincident with the share exchanges set out in section 2.2(c), Parent and Company shall execute the Exchangeable Share Support Agreement and Parent, Company and the Trustee shall execute the Voting and Exchange Trust Agreement and Parent shall issue to and deposit with the Trustee the Special Voting Share, in consideration of the payment to Parent of US$1.00, to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the

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          holders of the Exchangeable Shares in accordance with the Voting and
          Exchange Trust Agreement. All rights of holders of Exchangeable Shares under the Voting and Exchange Trust Agreement shall be received by them as part of the rights attaching to the Exchangeable Shares; and

     (g) subject to applicable laws and regulatory requirements, each outstanding Company Option outstanding at the Effective Time that has not been cancelled, terminated or duly exercised prior to the Effective Time shall be exchanged for an option (a "REPLACEMENT OPTION") to purchase from Parent or the Company, as Parent may determine, a number of Parent Common Shares equal to the product of the Exchange Ratio multiplied by the number of Company Common Shares subject to such Company Option. Such Replacement Option shall provide for an exercise price per Parent Common Share equal to the exercise price per Company Common Share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio. If the foregoing calculation results in the total Replacement Options of a particular holder being exercisable for a total number of Parent Common Shares that includes a fraction of a Parent Common Share, then the total number of Parent Common Shares subject to such holder's total Replacement Options shall be rounded down to the next whole number of Parent Common Shares and the total exercise price for such Replacement Options shall be reduced by the exercise price of the fractional Parent Common Share rounded up to the nearest cent. The term to expiry, conditions to and manner of exercising, vesting schedule and all other terms and conditions of a Replacement Option will be the same as the Company Option for which it is exchanged, and any document or agreement previously evidencing a Company Option shall thereafter evidence and be deemed to evidence such Replacement Option.

     (h) subject to applicable laws and regulatory requirements, each outstanding Company Warrant outstanding at the Effective Time shall be amended (a "Revised Warrant") to provide for the purchase of the number of Parent Common Shares equal to the product of the Exchange Ratio multiplied by the number of Company Common Shares subject to such Company Warrant. Such Revised Warrant shall provide for an exercise price per Parent Common Share equal to the exercise price per Company Common Share of such Company Warrant immediately prior to the Effective Time divided by the Exchange Ratio. If the foregoing calculation results in the total Revised Warrants of a particular holder being exercisable for a total number of Parent Common Shares that includes a fraction of a Parent Common Share, then the total number of Parent Common Shares subject to such holder's total Revised Warrants shall be rounded down to the next whole number of Parent Common Shares and the total exercise price for such Revised Warrants shall be reduced by the exercise price of the fractional Parent Common Share rounded up to the nearest cent. The term to expiry, conditions to and manner of exercising, vesting schedule and all other terms and conditions of a Revised Warrant will be the same as they were prior to such amendments, and any document or agreement previously evidencing a Company Warrant shall thereafter evidence and be deemed to evidence such Revised Warrant.

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2.3  ADJUSTMENTS TO EXCHANGE RATIO

The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Shares or Company Common Shares, other than stock dividends paid in lieu of ordinary course dividends), merger, consolidation, reorganization, recapitalization or other like change with respect to Parent Common Shares or Company Common Shares occurring after the date of the Combination Agreement and prior to the Effective Time.

                                    ARTICLE 3
                                RIGHTS OF DISSENT

3.1  RIGHTS OF DISSENT

Holders of Company Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 185 of the OBCA and this section 3.1 (the "DISSENT RIGHTS") in connection with the Arrangement; provided that, notwithstanding subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in subsection 185(6) of the OBCA must be received by Company not later than 4:00 p.m. (Toronto time) on the Business Day preceding the Company Meeting. Holders of Company Common Shares who duly exercise such rights of dissent and who:

     (a) are ultimately determined to be entitled to be paid fair value for their Company Common Shares, shall be deemed to have transferred such Company Common Shares immediately prior to the Effective Time to Company, without any further act or formality, and free and clear of all liens, claims and encumbrances, and such shares shall be cancelled as of the Effective Time, or

     (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Company Common Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Company Common Shares who did not make a valid election to receive Exchangeable Shares and shall receive Parent Common Shares in exchange for their Company Common Shares on the basis determined in accordance with section 2.2(a) above;

but in no case shall Parent, Company, the Depositary or any other Person be required to recognize such Dissenting Shareholders as holders of Company Common Shares after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the registers of holders of Company Common Shares at the Effective Time.

                                    ARTICLE 4
                       CERTIFICATES AND FRACTIONAL SHARES

4.1  ISSUANCE OF CERTIFICATES REPRESENTING EXCHANGEABLE SHARES

At or promptly after the Effective Time, Company shall deposit with the Depositary, for the benefit of the holders of Company Common Shares who have made a valid election to receive Exchangeable Shares in connection with the Arrangement, certificates representing that number of whole Exchangeable Shares to be delivered pursuant to section 2.2(c). Upon surrender to the

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Depositary for cancellation of a certificate which immediately prior to the
Effective Time represented Company Common Shares which were exchanged for Exchangeable Shares under the Arrangement, together with such other documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.3 and any cash in lieu of fractional Exchangeable Shares pursuant to section 4.4, in each case, less any amounts withheld pursuant to section 4.7), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Shares that was not registered in the transfer records of Company, a certificate representing the proper number of Exchangeable Shares may, subject to section 2.2, be issued to the transferee if the certificate which immediately prior to the Effective Time represented Company Common Shares that were exchanged for Exchangeable Shares under the Arrangement, is presented to the Depositary accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares that were exchanged for Exchangeable Shares under the Arrangement, shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing Exchangeable Shares as contemplated by this section 4.1, (ii) a cash payment in lieu of any fractional Exchangeable Shares as contemplated by section 4.4 and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Exchangeable Shares as contemplated by section 4.3, in each case, less any amounts withheld pursuant to section 4.7.

4.2  EXCHANGE OF CERTIFICATES FOR PARENT COMMON SHARES

At or promptly after the Effective Time, Parent shall deposit or cause the deposit with the Depositary, for the benefit of the holders of Company Common Shares who will receive Parent Common Shares on the Arrangement, certificates representing that number of whole Parent Common Shares to be delivered pursuant to section 2.2(a). Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more Company Common Shares that were exchanged for Parent Common Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the Company Common Shares under the OBCA and the bylaws of the Company, as applicable, and such other documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Parent Common Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.3 and any cash in lieu of fractional Parent Common Shares pursuant to section 4.4, less any amounts withheld pursuant to section 4.7), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Shares that was not registered in the transfer records of Company, a certificate representing the proper number of Parent Common Shares may, subject to section 2.2, be issued to the transferee if the certificate which immediately prior to the Effective Time represented Company Common Shares that were exchanged for Parent Common Shares under the Arrangement, is presented to the Depositary, accompanied by all documents reasonably required to evidence and effect such

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transfer. Until surrendered as contemplated by this Section 4.2, each certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares that were exchanged for Parent Common Shares under the Arrangement, shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) a certificate representing the Parent Common Shares as contemplated by this section 4.2, (ii) a cash payment in lieu of fractional Parent Common Shares as contemplated by section 4.4 and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Parent Common Shares as contemplated by section 4.3, in each case, less any amounts withheld pursuant to section 4.7.

4.3  DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES

No dividends or other distributions declared or made after the Effective Time with respect to Exchangeable Shares or Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Company Common Shares that were exchanged pursuant to section 2.2(a) or (c), and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to section 4.4, unless and until the holder of such certificate shall surrender such certificate in accordance with section 4.1 or 4.2, as the case may be. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (iii) below, at the appropriate payment date), there shall be paid to the holder of the certificates representing Company Common Shares without interest, (i) the amount of any cash payable in lieu of a fractional share to which such holder is entitled pursuant to section 4.4, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Exchangeable Shares or Parent Common Shares, as the case may be, to which such holder is entitled pursuant hereto and (iii) to the extent not paid under clause
(ii), on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Exchangeable Shares or Parent Common Shares, as the case may be.

4.4  NO FRACTIONAL SHARES

No certificates representing fractional Exchangeable Shares or fractional Parent Common Shares shall be issued upon the surrender for exchange of certificates pursuant to sections 4.1 or 4.2 and no dividend, stock split or other change in the capital structure of Company or Parent shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of Company or Parent. In lieu of any such fractional securities, each Person otherwise entitled to a fractional interest in an Exchangeable Share or a Parent Common Share will be entitled to receive a cash payment equal to such Person's pro rata portion of the net proceeds after expenses received by the Depositary upon the sale of whole shares representing an accumulation of all fractional interests in Parent Common Shares to which all such Persons would otherwise be entitled (either directly or upon an exchange of all such fractional Exchangeable Shares for Parent Common Shares). The Depositary will sell such Parent Common Shares on the Nasdaq as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Depositary, pro rata in relation to the respective fractions, among Persons otherwise entitled to receive such fractional interests. A holder of an Exchangeable Share shall not be entitled to any fraction of a Parent Common Share upon the exercise by Parent of the Liquidation Call Right,

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                                     - 12 -

the Redemption Call Right or the Parent Call Right and no certificates representing any such fractional interest shall be issued and such holder otherwise entitled to a fractional interest will receive for such fractional interest from Parent on the designated payment date a cash payment equal to such fractional interest multiplied by the Current Market Price.

4.5  LOST CERTIFICATES

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares that were exchanged pursuant to section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Exchangeable Shares or Parent Common Shares (and a cheque for any dividends or distributions with respect thereto and any cash pursuant to section 4.4) deliverable in accordance with section 2.2 and such holder's Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom cash and/or certificates representing Exchangeable Shares or Parent Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Company, Parent and their respective transfer agents in such sum as Company or Parent may direct or otherwise indemnify Company, Parent and the Depositary in a manner satisfactory to Company and Parent against any claim that may be made against Company, Parent and/or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

4.6  EXTINCTION OF RIGHTS

Any certificate which immediately prior to the Effective Time represented outstanding Company Common Shares that were exchanged pursuant to section 2.2(a) or (c) that is not deposited with all other instruments required by section 4.1 or 4.2, as the case may be, on or prior to the third anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of Company or Parent. On such date, the Exchangeable Shares (and ancillary rights) or Parent Common Shares (and cash in lieu of fractional interests therein, as provided in section 4.4) and any dividends or distributions with respect to either the Exchangeable Shares or Parent Common Shares to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Parent. None of Parent, Company or the Depositary shall be liable to any person in respect of any Exchangeable Shares or Parent Common Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.7  WITHHOLDING RIGHTS

Company, Parent, the Depositary and the Transfer Agent shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Company Common Shares, Parent Common Shares or Exchangeable Shares such amounts as Company, Parent, the Depositary or the Transfer Agent (i) is required to deduct and withhold with respect to such payment under the ITA, the United States INTERNAL REVENUE CODE OF 1986 or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended or succeeded; (ii) may be liable to pay in accordance with section 116 of the ITA or any

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                                     - 13 -

corresponding provisions of provincial law; or (iii) may reasonably incur as costs or expenses in connection with such withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided (in the case of amounts withheld under (i) or (ii) above) that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount to be withheld hereunder from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Company, Parent, the Depositary and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Company, Parent, the Depositary or the Transfer Agent, as the case may be, to enable it to effect such withholding in cash, and Company, Parent, the Depositary or the Transfer Agent shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

                                    ARTICLE 5
             CERTAIN RIGHTS OF PARENT TO ACQUIRE EXCHANGEABLE SHARES

5.1  PARENT LIQUIDATION CALL RIGHT

In addition to Parent's rights contained in the Exchangeable Share Provisions, including, without limitation, the Retraction Call Right, Parent shall have the following rights in respect of the Exchangeable Shares:

(1) Parent shall have the overriding right (the "LIQUIDATION CALL RIGHT"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Company or any other distribution of the assets of Company for the purpose of winding up its affairs pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares that is Parent or an Affiliate of Parent) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Parent to each such holder of an amount per Exchangeable Share (the "LIQUIDATION CALL PURCHASE PRICE") equal to the sum of (i) the Current Market Price of a Parent Common Share on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by Parent delivering or causing to be delivered to such holder one Parent Common Share, plus (ii) any Dividend Amount. In the event of the exercise of the Liquidation Call Right by Parent, each holder (other than Parent and its Affiliates) shall be obligated to sell all the Exchangeable Shares held by the holder to Parent on the Liquidation Date on payment by Parent to the holder of the Liquidation Call Purchase Price for each such share, and Company shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by Parent.

(2) To exercise the Liquidation Call Right, Parent must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Company of Parent's intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Company or any other distribution of the assets of Company for the purpose of winding up its affairs and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Company. The Transfer Agent will notify the holders of Exchangeable

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                                     - 14 -

     Shares as to whether or not Parent has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Parent. If Parent exercises the Liquidation Call Right, then on the Liquidation Date, Parent will purchase and the holders (other than Parent and its Affiliates) will sell all of the Exchangeable Shares then outstanding for a price per Exchangeable Share equal to the Liquidation Call Purchase Price.

(3) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Parent shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of Parent Common Shares deliverable by Parent and a cheque or cheques of Parent payable at par at any branch of the bankers of Parent representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price for all holders of Exchangeable Shares (other than Parent and its Affiliates), less any amounts withheld pursuant to section 4.7. Provided that Parent has complied with the immediately preceding sentence, on and after the Liquidation Date, each holder of Exchangeable Shares (other than Parent and its Affiliates) shall cease to be a holder of Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder of Exchangeable Shares (including, without limitation, any rights under the Voting and Exchange Trust Agreement), other than the right to receive, without interest, its proportionate part of the total Liquidation Call Purchase Price payable by Parent upon presentation and surrender by such holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Parent Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of Company and such additional documents, instruments and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Parent shall deliver to such holder, certificates representing the Parent Common Shares to which the holder is entitled and a cheque or cheques of Parent payable at par at any branch of the bankers of Parent in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.7. If Parent does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by Company in connection with the liquidation, dissolution or winding-up of Company or any other distribution of the assets of Company for the purpose of winding up its affairs pursuant to Article 5 of the Exchangeable Share Provisions.

5.2  PARENT REDEMPTION CALL RIGHT

In addition to Parent's rights contained in the Exchangeable Share Provisions, including, without limitation, the Retraction Call Right, Parent shall have the following rights in respect of the Exchangeable Shares:

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                                     - 15 -

(1) Parent shall have the overriding right (the "REDEMPTION CALL RIGHT"), notwithstanding the proposed redemption of the Exchangeable Shares by Company pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares that is Parent or an Affiliate of Parent) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Parent to each such holder of an amount per Exchangeable Share (the "REDEMPTION CALL PURCHASE PRICE") equal to the sum of (i) the Current Market Price of a Parent Common Share on the last Business Day prior to the Redemption Date, which shall be satisfied in full by Parent delivering or causing to be delivered to such holder one Parent Common Share, plus (ii) any Dividend Amount. In the event of the exercise of the Redemption Call Right by Parent, each holder (other than Parent and its Affiliates) shall be obligated to sell all the Exchangeable Shares held by the holder to Parent on the Redemption Date on payment by Parent to the holder of the Redemption Call Purchase Price for each such share, and Company shall have no obligation to redeem, or to pay any Dividend Amount in respect of, such shares so purchased by Parent.

(2) To exercise the Redemption Call Right, Parent must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Company of Parent's intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of a Parent Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, in which case Parent shall so notify the Transfer Agent and Company on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Parent has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Parent. If Parent exercises the Redemption Call Right, on the Redemption Date, Parent will purchase and the holders (other than Parent and its Affiliates) will sell all of the Exchangeable Shares then outstanding for a price per Exchangeable Share equal to the Redemption Call Purchase Price.

(3) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Parent shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of Parent Common Shares deliverable by Parent and a cheque or cheques of Parent payable at par at any branch of the bankers of Parent representing the aggregate Dividend Amount, if any, in payment of the total Redemption Call Purchase Price for all holders of Exchangeable Shares (other than Parent and its Affiliates), less any amounts withheld pursuant to section 4.7. Provided that Parent has complied with the immediately preceding sentence, on and after the Redemption Date each holder of Exchangeable Shares (other than Parent and its Affiliates) shall cease to be a holder of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders of Exchangeable Shares (including, without limitation, any rights under the Voting and Exchange Trust Agreement), other than the right to receive, without interest, its proportionate part of the total Redemption Call Purchase Price payable by Parent upon presentation and surrender by such holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Parent Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates

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                                     - 16 -

     representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of Company and such additional documents, instruments and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Parent shall deliver to such holder, certificates representing the Parent Common Shares to which the holder is entitled and a cheque or cheques of Parent payable at par at any branch of the bankers of Parent in payment of the remaining portion, if any, of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.7. If Parent does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by Company in connection with the redemption of the Exchangeable Shares pursuant to
     Article 7 of the Exchangeable Share Provisions, together with accrued and unpaid dividends on such Exchangeable Shares held by the holder on any dividend record date prior to the Redemption Date.

5.3  PARENT CALL RIGHT

In addition to Parent's rights contained in the Exchangeable Share Provisions, including, without limitation, the Retraction Call Right, Parent shall have the following rights in respect of the Exchangeable Shares:

(1) Parent will have the right (the "PARENT CALL RIGHT") to purchase from all but not less than all of the holders of Exchangeable Shares (other than Parent and its Affiliates) on the Change in Law Exchange Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Parent of an amount per Exchangeable Share (the "PARENT CALL PURCHASE PRICE") equal to the sum of (i) the Current Market Price of a Parent Common Share on the last Business Day prior to the Change in Law Exchange Date, which shall be satisfied in full by Parent delivering or causing to be delivered to such holder one Parent Common Share, plus, (ii) any Dividend Amount. In the event of the exercise of the Parent Call Right by Parent each holder (other than Parent and its Affiliates) shall be obligated to sell all of the Exchangeable Shares held by such holder to Parent on the Change in Law Exchange Date on payment by Parent to the holder of the Parent Call Purchase Price for each such share.

(2) To exercise the Parent Call Right, (i) Parent must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Company of Parent's intention to exercise such right at least 45 days before the Business Day on which the purchase of such Exchangeable Shares shall occur (the "CHANGE IN LAW EXCHANGE DATE") and (ii) Parent must deliver to the Trustee an opinion in writing signed by Canadian counsel to Parent (which counsel must be acceptable to the Trustee) stating that since the Effective Date there has been a change enacted to the ITA and any corresponding Ontario legislation to the effect that the sale of Exchangeable Shares to Parent pursuant to the Parent Call Right by beneficial owners of Exchangeable Shares (other than Parent and its Affiliates) who are Canadian Residents and who hold their Exchangeable Shares as capital property for the purposes of the ITA and any corresponding Ontario legislation will qualify as a tax deferred transaction for purposes of the ITA and any corresponding Ontario legislation,

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                                     - 17 -

     which opinion, for greater certainty, shall take into account in determining the tax deferred nature of such sale pursuant to the Parent Call Right the disposition and receipt of any rights pursuant to a shareholder rights plan of Company or Parent. The Transfer Agent will notify the holders of Exchangeable Shares that the Parent Call Right has been exercised by Parent. If Parent exercises the Parent Call Right, then on the Change in Law Exchange Date Parent will purchase and the holders (other than Parent and its Affiliates) will sell to Parent all of the Exchangeable Shares held by such holders for a price per share equal to the Parent Call Purchase Price.

(3) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Parent Call Right, Parent shall deposit or cause to be deposited with the Transfer Agent, on or before the Change in Law Exchange Date, certificates representing the aggregate number of Parent Common Shares deliverable by Parent and a cheque or cheques of Parent payable at par at any branch of the bankers of Parent representing the aggregate Dividend Amount, if any, in payment of the total Parent Call Purchase Price for all holders of Exchangeable Shares (other than Parent and its Affiliates) less any amounts withheld pursuant to section 4.7. Provided that Parent has complied with the immediately preceding sentence, on and after the Change in Law Exchange Date, each holder of Exchangeable Shares (other than Parent and its Affiliates) shall cease to be a holder of Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder of Exchangeable Shares (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive, without interest, its proportionate part of the total Parent Call Purchase Price payable by Parent upon presentation and surrender by such holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change in Law Exchange Date be considered and deemed for all purposes to be the holder of the Parent Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of Company and such additional documents, instruments and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Parent shall deliver to such holder, certificates representing the Parent Common Shares to which the holder is entitled and a cheque or cheques of Parent payable at par at any branch of the bankers of Parent in payment of the remaining portion, if any, of the Parent Call Purchase Price less any amounts withheld pursuant to section
     4.7 hereof.

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                                     - 18 -

5.4 Parent shall have the right at its sole discretion to cause an Affiliate of Parent that is a wholly-owned entity disregarded for United States federal income tax purposes to exercise the Liquidation Call Right, Redemption Call Right or Parent Call Right in any circumstance in which Parent is entitled to exercise any of such rights, and in such event references to Parent herein in respect of any such exercise of such rights shall be read as a reference to such Affiliate, as appropriate in the circumstances.

                                    ARTICLE 6
                                   AMENDMENTS

6.1  AMENDMENTS TO PLAN OF ARRANGEMENT

(1) Company reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by Parent, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to Company Shareholders if and as required by the Court.

(2) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Company at any time prior to the Company Meeting (provided that Parent shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (subject to the requirements of the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(3) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only (i) if it is consented to by each of Company and Parent and
     (ii) if required by the Court, it is consented to by Company Shareholders voting in the manner directed by the Court.

(4) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Parent, provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Exchangeable Shares.

                                    ARTICLE 7
                               FURTHER ASSURANCES

7.1  FURTHER ASSURANCES

Each of the parties to the Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

                      APPENDIX 1 TO THE PLAN OF ARRANGEMENT
                 PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES